Exhibit 99.1

News Release

ALPHARMA ANNOUNCES THE SALE OF ITS ACTIVE PHARMACEUTICAL INGREDIENTS
BUSINESS TO 3i FOR $395 MILLION IN CASH

Company Expects to Invest Proceeds in Strategic Growth Initiatives and Share Repurchase Program

Bridgewater, NJ…February 6, 2008…Alpharma Inc. (NYSE:ALO), a leading global specialty pharmaceutical company, announced today that it has entered into a definitive agreement to sell its Active Pharmaceutical Ingredients (“API”) business to certain investment funds managed by 3i (III:LSE), a global private equity and venture capital company, for $395 million in cash.  The final purchase price is subject to adjustment based on the closing net cash balance and working capital of the business and is expected to generate net proceeds, after taxes, fees, and expenses, of approximately $365 million.  The transaction is expected to close in the second quarter of 2008, pending regulatory approvals and other customary closing conditions.  There is no financing condition to the obligations of the purchasers to consummate the transaction, and equity and debt commitments for the full purchase price have been received.

The Company’s API business develops, manufactures and markets a line of fermentation-based active pharmaceutical ingredients and one chemically-synthesized active pharmaceutical ingredient that are used, primarily by third parties, in the manufacture of finished dose pharmaceutical products.  For the nine months ended September 30, 2007, API had net sales of $138.7 million and operating income of $30.7 million.  The sale includes manufacturing facilities in Copenhagen, Denmark; Oslo, Norway; Budapest, Hungary; and Taizhou, China; and the business employs approximately 700 people.

The Company expects to record a gain on the transaction and to use the net proceeds from the sale for general corporate purposes, including targeted strategic growth opportunities in both its Pharmaceuticals and Animal Health businesses, as well as for a potential share repurchase program, the timing and amount of which is under evaluation.

“Today’s announcement represents another milestone in Alpharma’s transformation into a diversified specialty pharmaceutical company,” commented Dean Mitchell, President and Chief Executive Officer of Alpharma.  “The

Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807

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divestiture of the Active Pharmaceutical Ingredients business for an attractive price will provide funds to capitalize on future growth opportunities in our Pharmaceuticals and Animal Health businesses.  We believe this diversified combination positions us well to deliver strong growth with a stable foundation in the years to come.  In addition, the increased focus and decreased complexity of our business mix, combined with a potential share buyback, will enable us to enhance value to our shareholders.”

Banc of America Securities LLC acted as financial adviser and Cravath, Swaine & Moore LLP acted as legal adviser to Alpharma in this transaction.

Conference Call Information
Alpharma management will hold a conference call to discuss this press release at 8:30 AM Eastern Standard Time on February 6, 2008.  The call will be open to all interested parties and may be accessed by using the following information:

CONFERENCE CALL ACCESS
U.S. Dial In:	(800) 351-4892
International Dial In:	(334) 323 7224
Conference ID:	ALPHARMA

Investors can access the presentation used for the conference on Alpharma’s website through its Investor Support tab and can access the call in a “listen only” mode via the Internet at http://www.streetevents.com or http://www.companyboardroom.com.

In addition, for those unable to participate at the time of the call, a rebroadcast will be available following the call from February 6, 2008 at  9:00 PM Eastern Standard Time until February 20, 2008 at midnight Eastern Standard Time.  The rebroadcast may be accessed on the Internet at http://www.streetevents.com or by telephone using the following information:

REBROADCAST ACCESS
U.S. Dial In:	(877) 919-4059
International Dial In:	(334) 323-7226
Participant Code:	41729890

Alpharma press releases are also available at our website:  http://www.alpharma.com.

Alpharma Inc.
One Executive Drive
Fort Lee, NJ  07024
(201) 947-7774

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Contact:
Jack Howarth
Vice President, Investor Relations
908-566-4153
Jack.howarth@alpharma.com

About Alpharma
Alpharma Inc. (NYSE: ALO) is a global specialty pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 60 countries. Alpharma has a growing branded pharmaceutical franchise in the U.S. pain market with its KADIAN® (morphine sulfate extended-release) Capsules, and the FLECTOR® Patch (diclofenac epolamine topical patch). In addition, Alpharma is among the world's leading producers of several specialty pharmaceutical-grade bulk antibiotics and is internationally recognized as a leading provider of pharmaceutical products for poultry and livestock.

Statements made in this release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements, including those relating to future financial expectations, involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Information on other important potential risks and uncertainties not discussed herein may be found in the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2006 and its Form 10-Q for the quarter ended September 30, 2007.

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Alpharma Inc.
One Executive Drive
Fort Lee, NJ  07024
(201) 947-7774